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                          [ROSENMAN & COLIN LETTERHEAD]

                               September 24 , 1996

Nantucket Island Associates
  Limited Partnership
c/o Winthrop Financial Associates,
  A Limited Partnership
One International Place
Boston, Massachusetts  02110

Re:     Rights Offering
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Gentlemen:

You have requested our opinion with respect to certain federal income tax matters in connection with the offering (the "Offering") by Nantucket Island Associates Limited Partnership, a Delaware limited partnership organized in 1986 (the "Partnership"), to holders of record ("Unitholders") of units of limited partnership interests in the Partnership, of subscription rights ("Rights") to purchase 8% cumulative preferred units of limited partnership interests ("Preferred Units") described in the Registration Statement on Form S-3 filed by the Partnership with the Securities and Exchange Commission on July 3, 1996, as amended (the "Registration Statement"). All capitalized terms used herein have their respective meanings set forth in the Registration Statement unless otherwise stated.

We have acted as counsel to the Partnership in connection with the Offering. In connection with your request, we have reviewed the following documents: (a) the Registration Statement; (b) the final Prospectus dated the date hereof (the "Prospectus"); (c) the form of amended and restated agreement of limited partnership of the Partnership filed as an exhibit to the Registration Statement (the "Partnership Agreement"); (d) a Demand Note dated August 7, 1996 (the "Demand Note") payable by First Winthrop Corporation to Three Winthrop Properties, Inc., a Massachusetts corporation which is the Partnership's general partner (the "General Partner"), in the amount of $1,000,000; (e) a



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Nantucket Island Associates
  Limited Partnership
September 24, 1996
Page 2


certificate, dated the date hereof, executed by the General Partner confirming its representations set forth herein; (f) the Partnership's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 filed on April 15, 1996; and (g) such other documents as we have deemed necessary or appropriate to review in rendering this opinion.

In rendering this opinion, we have assumed, with your permission, that: the Offering will be consummated in accordance with its terms; the statements and descriptions contained in the Registration Statement are accurate; and the representations of the General Partner set forth herein are accurate. Although we have no reason to believe that such assumptions are not correct, we have not independently investigated or verified any of the underlying facts upon which such assumptions are based.

In rendering this opinion, we also have relied upon the General Partner's representations that: (1) the Partnership will be operated and administered in accordance with the Partnership Agreement, the Prospectus and the Delaware Revised Uniform Limited Partnership Act; (2) for all periods up to and including the date hereof, the Partnership has been classified for federal income tax purposes as a partnership and not as an association taxable as a corporation, and has come within applicable safe harbors for avoiding treatment as a "publicly traded partnership" within the meaning of Section 7704(b) of the Internal Revenue Code of 1986, as amended (the "Code"); (3) each person who becomes the record owner of a Preferred Unit will be validly admitted to the Partnership as a limited partner on the date such person becomes the record owner of such Preferred Unit in accordance with the provisions of the Partnership Agreement; (4) the General Partner will continue to have at least a 1% interest in each material item of Partnership income, gain, loss and deduction; (5) under the Partnership Agreement, the dissolution, retirement, bankruptcy or withdrawal of the General Partner will cause a dissolution of the Partnership (subject to a right to continue the Partnership's business if the Partnership's limited partners so elect within 90 days following such event);
(6) the General Partner has substantial assets (consisting primarily of the Demand Note) that can be reached by Partnership creditors apart from its interests in and receivables from the Partnership; (7) except in the case of the death or incapacity of a limited partner, an assignee of a limited partner will neither be recognized as an assignee of record nor admitted to the Partnership as a substitute limited partner unless the General Partner's prior written consent has been obtained, the granting



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Nantucket Island Associates
  Limited Partnership
September 24, 1996
Page 3


of which is in the General Partner's sole discretion; (8) the General Partner shall not recognize or consent to any assignments or transfers of limited partnership interests that would cause the Partnership to be unable to satisfy applicable safe harbors for avoiding treatment as a publicly traded partnership;
(9) the Partnership will treat the Preferred Units as equity for both financial reporting and tax purposes; and (10) payment of the Preferred Units' cumulative annual return and liquidation preference will not be secured or guaranteed.


In addition to the aforementioned documents, assumptions and representations, our opinion is based upon federal income tax law as currently in effect, including the Code, applicable Treasury Regulations, existing judicial decisions and Internal Revenue Service ("IRS") rulings, practices and procedures, all as in effect on the date hereof. There can be no assurance, however, that the legal authorities on which this opinion is based will not change, perhaps retroactively, that the representations of the General Partner and the factual assumptions underlying this opinion will continue to be accurate, or that the future circumstances of the General Partner or the Partnership will not change, any of which events could adversely affect the conclusions set forth in this opinion. Furthermore, the law as to many tax matters material to an investment in the Partnership is uncertain. Accordingly, there can be no assurance that the IRS will not challenge the conclusion or propriety of any of our conclusions. Although we believe that our opinion will be sustained if challenged, there can be no assurance that this will be the case.

Based on and subject to the foregoing, we are of the opinion that, for federal income tax purposes:

      1. Following the issuance of the Preferred Units, the Partnership will continue to be treated as a partnership and not as a corporation.

      2. A holder of record of a Preferred Unit generally will be treated as a partner in the Partnership from the date such person becomes the record owner of a Preferred Unit.

      3. It is more likely than not that the Preferred Units will be classified as partnership interests and not as debt obligations of the Partnership.

Except as expressly set forth above, we express no opinion on any



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Nantucket Island Associates
  Limited Partnership
September 24, 1996
Page 4


issue relating to the Partnership, the Offering, the Preferred Units or the Unitholders.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our Firm in the Registration Statement.

Very truly yours,

ROSENMAN & COLIN LLP




By: /s/ JILL E. DARROW
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JED:rm